EXHIBIT 23.1








The Board of Directors
SI Handling Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of SI Handling Systems, Inc. of our report dated May 3, 1996, relating to the balance sheets of SI Handling Systems, Inc. as of March 3, 1996 and February 26, 1995, and the statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 3, 1996, which report appears in the March 3, 1996 Annual Report on Form 10-K of SI Handling Systems, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                                     /s/ KPMG Peat Marwick LLP

                                                     KPMG Peat Marwick LLP

Allentown, Pennsylvania
April 21, 1997